Exhibit 99.1
Advocat Inc.
Conference Call — Second Quarter 2009 Results
August 7, 2009
Operator:
Good Morning and welcome to the Advocat Second Quarter Conference Call. Today’s call is being recorded.

I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this conference call. Actual results could differ materially from those contemplated by the forward-looking statements made in this conference call. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to arrange appropriate financing and successfully construct and operate the replacement facility for the recently acquired facility in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in other filings with the Securities and Exchange Commission, which you are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. We cannot guarantee any future operating results, activity or performance or achievement.

I would now like to turn the call over to Will Council, the President and Chief Executive Officer.
Will Council:
Good Morning. Thank you Karissa.

Yesterday, we issued a press release announcing second quarter 2009 results and filed our quarterly report on Form 10-Q. This quarter we continued our trend of improved performance and have recorded excellent comparable and sequential quarterly results in a difficult economy. We are pleased that one of our most important metrics, funds from operations, improved to $4.8 million, 75% over the 2008. Despite the struggle with the difficult economy and its downward pressure on our census, we were able to improve our overall occupancy to 76.6%, up from 74.7% in the second quarter of 2008 and 75.9% in the first quarter of 2009. I still believe, however, that people are continuing to delay optional surgeries, which applies a negative pressure on our Medicare census. In addition, I believe families are trying very hard to keep their loved ones in their home or other less expensive environments — this despite the risks that come with that decision.
This marks the third consecutive quarter in which we have demonstrated improved performance. It is important to note that the Renovation Program is providing positive results and a solid return on our investment. In addition, we are very pleased to announce that the construction of the Brentwood Terrace facility in Paris, Texas, has been completed on time and under budget. This new 119 bed facility replaces an old 102 bed facility. We look forward to moving our current residents into this new facility and welcoming the number of individuals who have expressed a desire to reside in our new building.

Since we announced the construction of the new facility, we have had a significant increase in occupancy and quality census in Paris, with our occupancy increasing by over 100% and our Medicare average daily census increasing from 6 to 8. This increase is largely due to the excitement around the new facility construction and the desire of new patients to receive their future care in a state of the art facility. We believe that we will continue to increase census and quality census in the months following the opening of the facility.

Turning to our second quarter results, the significant operating and financial metrics for Advocat in the second quarter of 2009 include:
•	Revenues increased 7.3% to $76.1 million compared to the second quarter of 2008.

•	Our average Medicare rate was 5.6% higher in 2009 than last year during the same quarter.

•	Funds from operations were $4.8 million in 2009 compared to $2.7 million in 2008.

•	Occupancy improved to 76.6% in 2009, compared to 74.7% in the second quarter of 2008.
Comparing our second quarter 2009 results to the first quarter 2009, the highlights include:
•	Revenue increased approximately 3.1% in total and approximately 2% after adjusting the first quarter 2009 for the number of calendar days.

•	Occupancy was 76.6% in the second quarter 2009, compared to 75.9% in the first quarter.

•	Total Medicare average daily census was 585 in the second quarter 2009, compared to an average daily census of 588 in the first quarter.

Before turning our attention to a more detailed review of the current results, I would like to comment on our decision to begin quarterly dividend payments. We have declared a second quarter dividend of 5 cents per share to be paid to shareholders of record on August 17, 2009 and a third quarter dividend of 5 cents per share to be paid to shareholders of record on September 30, 2009. We did not come to this decision lightly. We evaluated:
•	Current available cash

•	Expected cash to be generated from operations

•	Current and future investment opportunities, including improvements in our own facilities, development of the CON we acquired in West Virginia and external development opportunities

•	Other funding needs such as scheduled debt payments and professional liability payments

•	Other cash utilization opportunities, including share repurchases, accelerated debt payments and preferred stock redemption.

•	In addition, we have heard a number of shareholders express their desire to see some of the Company’s cash flow directly benefit its shareholders.
As a result, we decided to implement the quarterly dividend. Our decision is based on a balanced approach to all potential sources and uses of our cash, and our decision to adopt a dividend policy will not limit our ability to take advantage of other opportunities. We will routinely evaluate our cash needs and projects and will make changes in our investment and cash utilization strategies as circumstances require.
At this point I would like to turn the discussion over to Glynn Riddle, our CFO, to review the 2009 financial results.
Glynn Riddle:
Thank you, Will.
I will explain specific points of our report rather than repeating all the figures in the news release.

I’d like to point out that our average merit increases for operating personnel were approximately 2.4% in 2009. In several of the quarters prior to 2009, we experienced average increases of 4% or more, and the lower increases in both quarters of 2009 are due in part to implementing wage policy changes for lower increases beginning January 2009.
Professional liability expense increased to $3.0 million in 2009 from $1.4 million in 2008, an increase of $1.6 million. We were engaged in 31 professional liability lawsuits as of June 30, 2009, compared to 18 as of June 30, 2008. Our cash expenditures for professional liability costs were approximately $700,000 for the second quarter of 2009, compared to approximately $1.9 million in 2008. However, cash expenditures in this second quarter were lower than anticipated because a payment of $0.4 million scheduled for late June was inadvertently paid in early July. As discussed on previous earnings calls, professional liability cash expenditures can fluctuate significantly from quarter to quarter as matters are settled or determined.
Funds Provided from Operations, or Cash Flow:
is a measurement of cash provided from operations. It eliminates the effect of actuarial assumptions and reflects the actual cash effect of professional liability expense. It also excludes non-cash charges related to stock-based compensation and the effect of noncash deferred income taxes. The computation of Funds from Operations is summarized in our press release.
Funds from Operations increased to $4.8 million in 2009, compared to $2.7 million for 2008, primarily due to improved operating results and decreased cash payments for professional liability costs.
Looking at the balance sheet,
Our cash balance was $12.1 million at June 30, 2009 compared to $7.6 million at December 31, 2008. Accounts Receivable attributable to patient services at June 30,

2009 was $28.7 million compared to $27.0 million at December 31, 2008. Texas Medicaid payments have been delayed due to changes in state processing related to a change in Texas Medicaid to a RUG based system during 2008, resulting in an increase in receivables of approximately $900,000 and $1.0 million as of June 30, 2009 and December 31, 2008, respectively. In addition, accounts receivable for Tennessee Medicaid increased approximately $1.0 million as part of a phased in delay in the payment cycle that will take place from November 2008 to September 2009. This delay is expected to be permanent.

On June 30, 2009, we collected the balance due on a note receivable denominated in Canadian dollars issued in our sale of our Canadian subsidiary in 2004, receiving cash payments totaling approximately $4.2 million during the second quarter. In accordance with our bank term loan agreement, $1.8 million of these proceeds were used to reduce the principal balance of long term debt obligations.

As to the liquidity outlook, our debt repayments are expected to be approximately $4 million for all of 2009 and capital investments funded through cash flow for 2009 are expected to range from $4 million to $5 million. These capital investments are primarily routine capital spending that we believe needs to be made annually to maintain our nursing centers. We also expect to make additional facility renovations utilizing the newly announced funding from Omega, with two projects underway and other projects in development. We would expect to utilize the $5 million in new Omega funding during the next 2 years.
Our revolving line of credit has a maturity date in the summer of 2010 and our other debt agreements mature in 2011 and 2012. We have begun discussions with our working capital lender as well as other potential financing sources. Currently, no amounts are outstanding on the revolving line of credit.
At this time, I will turn the call back to Will.
Will Council:
Thanks Glynn.

As we continue 2009, key initiatives include:
•	Continuing the facility renovation projects and opening our new Paris, Texas facility

•	Improving our Quality Census, including increased Medicare patient days

•	Improving our patient acuity mix

•	Cost containment

•	Pursuit of development and strategic growth opportunities

•	Implementing strategies intended to achieve a long-term reduction in professional liability exposure.
With respect to our facility improvement projects, our Quarterly press release and filings provide details on the improvement projects. For the most part, these projects have performed as expected.

We have made significant capital investments in renovation projects over the last several years, both with capital secured from our landlord or mortgage holder and our own cash resources. We evaluate these projects based on expected ROI. We tend to focus on projects that will return in excess of 25% ROI on invested capital. I’m pleased to share with you that our average ROI on projects completed to date is 39%, which demonstrates the success of these projects.

Our renovation projects have been partially funded by a total of $15.0 million financed through Omega. The amounts financed by Omega have resulted in increased rent and are not reflected as capital expenditures.
During the second quarter, we celebrated the grand opening of our eleventh renovated facility and began two additional renovation projects, which are expected to cost approximately $3 million and will be funded through the new Omega funding. One of these projects includes adding 15 more beds to a facility that over the past two and a half years has maintained average occupancy over 95%. The completion of the project will increase the facility’s capacity by 25%. We have other projects on the drawing board and we expect to select and begin additional projects during the year.
At this time, I would like to talk about the

Performance of our Texas facilities:
We have worked hard to improve the operations of the Texas facilities. We are not yet where we would like to be, but continue to execute the action plans that were developed last year. We had a modest Medicaid rate increase that will be effective September 1, 2009 and have also increased our Medicaid revenue due to higher RUG scores from a higher patient acuity mix.
We believe our action plans are working and that those plans will result in additional improvement. In addition, we celebrated the grand opening of our renovated nursing center in Ft. Worth in April and will move into our new facility in Paris in August. We expect both of these projects will generate increased census.
At this time, I would like to talk about
Acquisition and Development Activities:
As discussed in previously in this call we are very pleased with the completion of the Brentwood Terrace replacement facility in Paris, Texas. We are in the process of obtaining the final inspections that will allow us to move our residents into the facility. With respect to our
West Virginia Facility Project,
we finalized the closing agreements and completed the acquisition of these assets in June. We are currently seeking to arrange the appropriate financing for the construction of a new 90 bed replacement facility. We will keep everyone posted as this project progresses.
We continue to look for acquisition candidates or development opportunities that fit our profile and market objectives.

I’d like to comment on the
Reimbursement Outlook.
Last week, CMS issued a final regulation that will reduce Medicare payments to all skilled nursing facilities beginning October 1, 2009 by an estimated 1.1%. That’s the net effect of the market basket adjustment offset by a 3.3% reduction intended to restore budget neutrality to the RUGS refinement. As a reminder, the market basket adjustment is simply a calculation of the amount of revenue necessary to offset the cost increases incurred by the skilled nursing profession. We are disappointed in the final regulation. As you know, in our profession we really can’t cut direct caregiver salaries and payroll. In addition, cutting overhead often has a “pay me now, or pay me later” risk. However, we are evaluating opportunities to save additional dollars in these tough times.

As part of the July regulation, CMS is making changes in the patient assessment process as well as the RUG payment system that will be effective beginning in October 2010. We are working internally within the Company as well as within our professional organizations to fully assess the impact the changes to the patient assessment process and the RUG payment system will have to our Company.
Based on the expected rate information available, we expect that Medicaid rate changes effective during the third quarter of 2009 will increase our average Medicaid rate by approximately 1.2%. This reflects an average of all our states. We have increases in some states and decreases in others.

Recently, the American Healthcare Association announced its 2009
National Quality Awards
I’m pleased to announce seven of our long term care facilities were recognized as winners. These awards are based on the Malcolm Baldridge National Quality Award criteria and have three levels of recognition for nursing homes. To be eligible to receive these national awards a facility must demonstrate at least a three year history of excellence in quality care, staff, and residents’ satisfaction, and regulatory compliance. In 2009, we had one facility recognized with the Step II award and six of our facilities received the Step I award. Since inception of the quality awards, three of our facilities have been recognized with the Step II award and 37 have received the Step I award. I’m proud of our commitment to quality patient care. In particular, I would like to commend my associates in the 7 2009 award winning facilities.
Our
COO Search
Is in the final stages and we are reviewing our final candidates. We expect to finalize this process soon and announce our decision.
In Summary:
•	It was a very good quarter for our Company

•	Funds from operations totaled $4.8 million, an increase over the prior quarter and over the prior year.

•	Occupancy improved compared to last year and the prior quarter

•	It was our third consecutive quarter with improved performance

•	We’ve just completed the construction of a new facility which we expect will improve results in our Texas region.

•	We continue to successfully take care of a more acute patient population, resulting in better than expected Medicare and Medicaid rates

•	We’ve listened to our shareholders and implemented a quarterly dividend, which based on the closing market price yesterday is an annual yield of approximately 5.8%.

•	We are controlling the merit increases in labor, our largest and most variable expense

•	We have lowered our outstanding debt and improved our cash position

•	Our renovation program is very successful, with project ROI’s averaging 39%

•	We had 7 national quality award winners in the Company this year and fully 74% of our facilities have been recognized under this program.

At this point, I would ask Karissa to open the call up for questions.
Professional Liability
Q: The professional liability charges have been significant this year and are unsettling. How many lawsuits do you have now? Does the figure you report for professional liability in the income statement represent the payments you are making on lawsuits? What is the Company doing to respond to these cases and what can we expect in the future?
A: The charges are particularly large over the last six months, with total professional liability expense year to date of $6.2 million. One factor in the increase in Professional Liability expense this year is lawsuit activity in the state of Arkansas, where both the number of lawsuits and the cost of settlements have increased. Of the $18.1 million liability recorded at June 30, 2009, approximately $13.2 million relates to Arkansas cases. We were engaged in 31 professional liability lawsuits as of June 30, 2009, compared to 18 as of June 30, 2008. Perhaps more significantly, we currently have 16 Arkansas lawsuits compared to 6 one year ago. The amounts recorded for expense are determined by quarterly actuarial reports. Our actual cash expenditures for professional liability costs were approximately $700,000 for the second quarter of 2009, compared to approximately $1.9 million in 2008.
Arkansas has a difficult professional liability environment for the skilled nursing profession — we are not alone in our difficulties in this state. However, as the only public company operator in the state, we have a higher profile and visability than some of the private operators.
We are taking several steps to improve our risk management practices in Arkansas. We developed a new risk management plan for selected facilities which is designed to monitor closely more challenging residents. We have hired a director of risk management and added additional risk management personnel in the state. We are also evaluating an electronic medical records system that has the potential to improve our ability to defend ourselves in professional liability cases.

Marketing
Q: What does the Company do to market its services and how does it work to achieve growth in its existing markets.
A: Each facility has a marketing plan, which is tailored for the local market. A critical step in marketing our facilities is the development of contacts with the key referral sources in a market, including physicians, hospital discharge planners, other local healthcare providers and the community at large. The best marketing possible still remains positive words expressed by existing patients, families, employees and friends. We have regional and corporate level managers who are responsible for monitoring and evaluating our success in converting referrals into actual admissions. The individualized marketing plans are periodically evaluated and adjusted, as necessary.
Dividend Policy
Q: Why did you choose to make a dividend payment rather than a share buyback?
A: During the last several months, I have had discussions with both large and small shareholders who have stressed the need for us to do more to improve shareholder value. Many of these shareholders have pointed out the fact that Advocat seems to get little credit for its cash flow, and they voiced the opinion that a dividend or share buyback seemed to be an attractive use of capital.
We also considered implementing a share buyback program. However, we decided that a divided would better reward all of our shareholders — all shareholders are treated the same with a dividend. In addition, we did not want to further reduce the available float of our trading shares.
After Questions
That concludes our call today. We appreciate having the opportunity to communicate with our shareholders and look forward to reporting the progress of our company.